Back to Form 8-K

Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
WELLCARE HEALTH PLANS, INC.
WellCare Health Plans, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
FIRST: The Board of Directors of the Corporation, at a duly constituted meeting held in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Amended and Restated Bylaws of the Corporation, duly adopted resolutions proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) as set forth below.
SECOND: The following is hereby added as Article X of the Certificate of Incorporation:
“ARTICLE X
EXCLUSIVE FORUM SELECTION
Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or other agent of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Company’s Certificate of Incorporation or bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court of the District of Delaware). The Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court of the District of Delaware) shall have the fullest authority allowed by law to issue an anti-suit injunction to enforce this forum selection clause and to preclude suit in any other forum. Any person who, or entity that, purchases or otherwise acquires an interest in stock of the Corporation will be deemed (i) to have notice of, and agree to comply with, the provisions of this Article X, and (ii) to consent to the personal jurisdiction of the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another court of the State of Delaware, or if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in any proceeding brought to enjoin any action by that person or entity that is inconsistent with the exclusive jurisdiction provided for in this Article X.
If any provision contained in this Article X is held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of the new Article containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.”
THIRD: The amendment to the Certificate of Incorporation as set forth above was duly adopted and approved by the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders of the Corporation held in accordance with Section 211 of the DGCL.
FOURTH: The amendment to the Certificate of Incorporation set forth above was duly adopted in accordance with the requirements of Section 242 of the DGCL.
IN WITNESS WHEREOF, WellCare Health Plans, Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer as of May 28, 2014.
WELLCARE HEALH PLANS, INC.

By:        /s/ Lisa G. Iglesias__________
Name:    Lisa G. Iglesias
General Counsel and Secretary